Exhibit 10.20

SECOND AMENDMENT

TO THE

PH Holding LLC Woodside Share Unit Plan

(As Amended and Restated Effective May 30, 2012)

THIS SECOND AMENDMENT to the PH Holding LLC Woodside Share Unit Plan (the “Plan”) is made by PH Holding LLC (the “Company”) and is effective as of February 14, 2013 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company presently sponsors and maintains the Plan, which was most recently restated effective as of May 30, 2012,and amended by the First Amendment to the PH Holding LLC Woodside Share Unit Plan with an effective date of September 21, 2012;

WHEREAS, the Company desires to amend the Plan to modify the terms of the Plan related to the definition of the term “Grant Price” in the Plan, and this modification is not intended to affect any Award Agreements that were executed or have a Grant Date prior to the Effective Date of this Second Amendment;

WHEREAS, under Section 9.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend, alter or discontinue the Plan at any time except that any amendment that would materially impair the rights of a participant as set forth in an applicable award agreement may not be made with respect to such participant without his or her consent (unless the conditions of Section 9.1 of the Plan are otherwise met); and

WHEREAS, the Board has determined that no amendment made herein will materially impair the rights of a participant with respect to any awards made as of the Effective Date under the Plan.

NOW, THEREFORE, effective as the Effective Date and pursuant to Section 9.1 of the Plan, the Board hereby amends the Plan as follows:

1.                                      Section 2.15 of the Plan (definition of “Grant Price”) is amended and replaced in its entirety to read as follows:

“Grant Price” means the price stated as the “Grant Price” in an Award Agreement, and which shall be equal to the Fair Market Value of a Unit as of the Grant Date or such other value approved by the Board.

2.                                      For the avoidance of doubt and to give effect to the consummation of the New Unit Transaction which closed on September 25, 2012, all references to “9.5 million” or “9,500,000” Membership Units or similar references in the Plan shall refer to the actual number of Membership Units of the Company.  As of the Effective Date of this Second Amendment, the number of Company Membership Units is 18,453,366.99.

3.                                      In the event of a pending transaction that would be reasonably anticipated to result in a Change in Control of the Company, the Company shall place into an independent escrow account the amount required to be paid to the Participants under the Plan as a result of the Change in Control.  The Committee shall use commercially reasonable efforts to estimate the amount of payments that will be payable to all Participants, and shall direct such funds to be deposited in an independent escrow or other separated account with a major financial institution prior to the consummation of the transaction that would result in the Change in Control.  The Committee shall provide escrow instructions for the benefit of the Participants to provide for the payments of all amounts due to the Participants under the Plan as a result of the Change in Control.  Such instructions shall be consistent with the manner and timing of the payments required under the Plan, and shall have no contingencies for payment beyond those in the Plan and applicable Award Agreements.  If funds are placed in escrow pursuant to this paragraph, and the pending transaction that was anticipated to result in a Change in Control fails to be consummated, then the funds shall be released from escrow and returned to the general funds of the Company.

4.                                      In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.  In order to maintain the terms of the Plan in a single document, this Second Amendment may be incorporated into the most recent restatement of the Plan and the Table of Contents and any section numbers and section references or cross-references can be corrected and/or updated at any time.

IN WITNESS WHEREOF, by action taken by the Board on the 12th day of February, 2013, the Company has caused this Second Amendment to be executed by its duly authorized representative.

ATTEST		PH HOLDING, LLC

By:	/s/ Rick Robideau	By:	/s/ David Barclay
David Barclay, Director and Compensation Committee Chairman